Filed Pursuant to Rule 433
Registration Nos. 333-268718 and 333-268718-01
BofA Finance LLC Fully and Unconditionally Guaranteed by Bank of America Corporation Market Linked Securities
Market Linked Securities—Auto-Callable with 1-to-1 Downside Exposure
Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the EURO STOXX 50® Index and the S&P 500® Index due December 11, 2028
Term Sheet to Preliminary Pricing Supplement dated November 20, 2024

Summary of Terms
Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or the “Guarantor”)
Underlyings:	The Russell 2000® Index, the EURO STOXX 50® Index and the S&P 500® Index
Pricing Date*:	December 6, 2024
Issue Date*:	December 11, 2024
Maturity Date*:	December 11, 2028
Denominations:	$1,000 and any integral multiple of $1,000.
Automatic Call:
If the closing level of the Lowest Performing Underlying on any Call Date is greater than or equal to its Starting Value, the Securities will be automatically called for the principal amount plus the Call Premium applicable to that Call Date.

Call Dates* and Call Premiums:
The Call Premium applicable to each Call Date will be a percentage of the principal amount that increases for each Call Date based on a simple (non-compounding) return of at least approximately 15.30% per annum (to be determined on the Pricing Date). See “Call Dates and Call Premiums” on page 2.

Lowest Performing Underlying:	The Lowest Performing Underlying on any Call Date is the Underlying with the lowest Performance Factor on that Call Date.
Performance Factor:	With respect to an Underlying on any Call Date, its closing level on such Call Date divided by its Starting Value (expressed as a percentage).
Call Settlement Date:	Three business days after the applicable Call Date.
Maturity Payment Amount (per Security):
If the Securities are not automatically called, you will receive a Maturity Payment Amount that is less than the principal amount per Security, determined as follows:
$1,000 × Performance Factor of the Lowest Performing Underlying on the Final Calculation Day

Starting Value:	For each Underlying, its closing level on the Pricing Date
Ending Value:	For each Underlying, its closing level on the Final Calculation Day
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00% and WFA may receive a distribution expense fee of 0.075%.
CUSIP:	09711FNV5
Material Tax Consequences:	See the preliminary pricing supplement.
*Subject to change. ** In addition, selected dealers may receive a fee of up to 0.40% for marketing and other services.
Hypothetical Payout Profile***

Maturity Payment Amount
Lowest Performing Underlying
First Call Premium
Eighteenth Call Premium
Final Call Premium
Final Call Premium 61.20%
Eighteenth Call Premium 36.975%
First Call Premium 15.30%
1:1 Downside Exposure
Security Return
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Level of the Lowest Performing Underlying from Pricing Date to Applicable Call Date

*** Not all call dates reflected; reflects only the first, eighteenth and final call dates for illustrative purposes only; assumes a Call Premium equal to the lowest possible Call Premium that may be determined on the Pricing Date.
If the Securities are not automatically called, you will have full downside exposure to the decline in the Lowest Performing Underlying from its Starting Value and will lose some, and possibly all, of the principal amount of your Securities on the Maturity Date.
Any positive return on the Securities will be limited to any applicable Call Premium, even if the closing level of the Lowest Performing Underlying on the applicable Call Date significantly exceeds its Starting Value. You will not participate in any appreciation of any Underlying beyond any applicable Call Premium.
The initial estimated value of the Securities as of the pricing date is expected to be between $914.25 and $964.25 per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-9 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-27 of the accompanying preliminary pricing supplement for additional information.
Preliminary Pricing Supplement:  https://www.sec.gov/Archives/edgar/data/70858/000191870424000531/form424b2.htm
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-8 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Call Dates and Call Premiums
Call Date	Call Premium†	Call Date	Call Premium†
December 11, 2025	At least 15.300% of the principal amount	July 12, 2027	At least 39.525% of the principal amount
January 12, 2026	At least 16.575% of the principal amount	August 11, 2027	At least 40.800% of the principal amount
February 11, 2026	At least 17.850% of the principal amount	September 13, 2027	At least 42.075% of the principal amount
March 11, 2026	At least 19.125% of the principal amount	October 12, 2027	At least 43.350% of the principal amount
April 13, 2026	At least 20.400% of the principal amount	November 12, 2027	At least 44.625% of the principal amount
May 11, 2026	At least 21.675% of the principal amount	December 13, 2027	At least 45.900% of the principal amount
June 11, 2026	At least 22.950% of the principal amount	January 11, 2028	At least 47.175% of the principal amount
July 13, 2026	At least 24.225% of the principal amount	February 11, 2028	At least 48.450% of the principal amount
August 11, 2026	At least 25.500% of the principal amount	March 13, 2028	At least 49.725% of the principal amount
September 11, 2026	At least 26.775% of the principal amount	April 11, 2028	At least 51.000% of the principal amount
October 13, 2026	At least 28.050% of the principal amount	May 11, 2028	At least 52.275% of the principal amount
November 12, 2026	At least 29.325% of the principal amount	June 12, 2028	At least 53.550% of the principal amount
December 11, 2026	At least 30.600% of the principal amount	July 11, 2028	At least 54.825% of the principal amount
January 11, 2027	At least 31.875% of the principal amount	August 11, 2028	At least 56.100% of the principal amount
February 11, 2027	At least 33.150% of the principal amount	September 11, 2028	At least 57.375% of the principal amount
March 11, 2027	At least 34.425% of the principal amount	October 11, 2028	At least 58.650% of the principal amount
April 12, 2027	At least 35.700% of the principal amount	November 13, 2028	At least 59.925% of the principal amount
May 11, 2027	At least 36.975% of the principal amount	December 6, 2028 (the "Final Calculation Day")	At least 61.200% of the principal amount
June 11, 2027	At least 38.250% of the principal amount
           † to be determined on the Pricing Date.
Selected Risk Considerations
The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.
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Your investment may result in a loss; there is no guaranteed return of principal.
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Any positive investment return on the Securities is limited.
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The Securities do not bear interest.
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The Call Premium or Maturity Payment Amount, as applicable, will not reflect the levels of the Underlyings other than on the Call Dates.
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The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities.
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Because the Securities are linked to the lowest performing (and not the average performance) of the Underlyings, you may not receive any return on the Securities and may lose some, and possibly all, of your principal amount even if the closing level of one Underlying is always greater than or equal to its Starting Value.
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Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.
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A Call Settlement Date and the Maturity Date may be postponed if a Call Date is postponed.
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Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Securities.
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We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
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The public offering price you pay for the Securities will exceed their initial estimated value.
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The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.

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BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.
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The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.
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Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.
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Changes that affect the Underlyings may adversely affect the value of the Securities and any payments on the Securities.
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We and our affiliates have no affiliation with any index sponsor and have not independently verified their public disclosure of information.
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The Securities are subject to risks associated with foreign securities markets.
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The Securities are subject to risks associated with small-size capitalization companies.
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Governmental regulatory actions could result in material changes to the composition of the SX5E and could negatively affect your return on the Securities.
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The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated November 20, 2024, Product Supplement No. WF-1 dated March 8, 2023 and Prospectus Supplement and Prospectus each dated December 30, 2022 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, product supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.